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                                                                   EXHIBIT 10.28

                           PERSONAL AND CONFIDENTIAL
                           -------------------------



                                    October 28, 1997


TO:       VITEX Vice Presidents (a similar memo would go to the next level
          Directors)

FROM:     Rick Charpie

SUBJECT:  Management Reward and Retention Program


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     Over the past three months, we have been working together as a team in a difficult, risky attempt to turn VITEX around. While it is too early to declare success, it is not too early to know how hard all of you have worked during the recent past and how hard we are all going to have to work during the future.

     The VITEX Board and I have appreciated the fact that each of you has participated as an active member of a cohesive team throughout this challenging period. That you have done so, without complaint and without putting your own individual interests before the Company's needs, deserves recognition.

     In addition, as we get closer to bringing in a new CEO, I believe that some kind of retention program should be implemented. While none of you has consumed valuable time worrying publicly about what, if any, changes a new CEO will make, my experience in similar situations in the past tells me that each of you is concerned about the potential uncertainty.

     Therefore, in the spirit of both reward and retention, the VITEX Board has accepted my recommendation that we provide all VITEX Vice Presidents with a two-part severance plan. Specifically, in the event that any VITEX Vice President is terminated without cause, you will receive:

     .    CASH SEVERANCE - six months of base salary and health benefits from
          --------------
          date of termination; and,

     .    EQUITY SEVERANCE - accelerated vesting of the next tranche of any
          ----------------
          current outstanding options (as opposed to future option grants - see below), with up to six months from the termination date to pay for any option exercise.

     I hasten to add that this offer is not being made because I expect, or because I am in any way recommending, that any changes will be made to the senior management team. Rather, it is simply a case of trying to anticipate your needs and respond to them in advance. In particular, this approach uses what we hope to be the value of the outstanding options to reward and reassure those who have stuck with us through this difficult period.
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Management Retention and Reward Program
Page Two

     To make this point even clearer, it is my strong opinion that the current management team does not have a sufficient equity stake in VITEX. Therefore, I have recommended to the Board that, concurrent with hiring the new CEO, VITEX should make additional option grants to the senior management team. As noted above, these incremental grants would not be subject to the accelerated severance vesting described earlier. While no final action has been taken, the Compensation Committee has agreed to consider this recommendation in the very near future.

     Thank you for your loyalty and effort. Now let's get back to work - there's much to be done if VITEX is to achieve the objectives necessary to make everybody's equity as valuable as we would all like.
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                  per James Northrup -- severance letter to:



Kenneth Graziano, Ph.D.

Howard Grossberg, M.D.

Joanne Leonard

Donald Mozes

James Northrup

Vishva, Rai, Ph.D.